Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Darren Daugherty Investor Relations (212) 521-2788	Candace Leeds Public Affairs (212) 521-2416

LOEWS CORPORATION REPORTS
NET INCOME FOR THE SECOND QUARTER OF 2008

NEW YORK, July 28, 2008—Loews Corporation (NYSE:L) today reported income from continuing operations for the 2008 second quarter of $511 million, or $1.00 per share, compared to $422 million, or $0.78 per share, in the 2007 second quarter. Income from continuing operations for the six months ended June 30, 2008 was $920 million, or $1.77 per share, compared to $983 million, or $1.82 per share, in the prior year.

In June of 2008, the Company disposed of its entire ownership interest in Lorillard, Inc. through the redemption of Carolina Group stock in exchange for Lorillard common stock and an exchange of our remaining Lorillard common stock for Loews common stock, collectively referred to as the Separation. The Carolina Group and Carolina Group stock have been eliminated and Lorillard’s results of operations and the gain on disposal have been classified as discontinued operations.

Net income and earnings per share information attributable to Loews common stock and our former Carolina Group stock is summarized in the table below:

	June 30,
	Three Months		Six Months
(In millions, except per share data)	2008	2007	2008	2007

Net income attributable to Loews common stock:
Income before net investment gains (losses)	$575	$480	$1,013	$966
Net investment gains (losses) (a)	(64)	(58)	(93)	17
Income from continuing operations	511	422	920	983
Discontinued operations, net (b)	4,348	91	4,494	180
Net income attributable to Loews common stock	4,859	513	5,414	1,163
Net income attributable to Carolina Group stock-
Discontinued operations (c)	104	141	211	259
Consolidated net income	$4,963	$654	$5,625	$1,422

Net income per share:
Loews common stock:
Income from continuing operations	$1.00	$0.78	$1.77	$1.82
Discontinued operations, net	8.54	0.17	8.64	0.33
Loews common stock	$9.54	$0.95	$10.41	$2.15
Carolina Group stock-Discontinued operations	$0.96	$1.30	$1.95	$2.39
Book value per share of Loews common stock at:
June 30, 2008	$38.47
December 31, 2007	$32.40

(a)
Includes a gain of $92 for the six months ended June 30, 2007 related to a reduction in the Company’s ownership interest in Diamond Offshore from the conversion of Diamond Offshore’s 1.5% convertible debt into Diamond Offshore common stock.

(b)
Includes a tax-free non-cash gain of $4,287 related to the Separation for the three and six months ended June 30, 2008 and an after tax gain of $75 from the sale of Bulova Corporation for the six months ended June 30, 2008.

(c)	The Carolina Group and Carolina Group stock were eliminated effective June 10, 2008 upon completion of the Separation.

Income from Continuing Operations

Three Months Ended June 30, 2008 Compared with 2007

The increase in income from continuing operations primarily reflects higher dayrates and utilization at Diamond Offshore, increased gas transportation revenues at Boardwalk Pipeline, the operations of HighMount which was acquired in July of 2007, and an increase in equity earnings of a joint venture at Loews Hotels. These increases were partially offset by a decline in results at CNA reflecting lower net investment income, decreased current accident year underwriting results and increased catastrophe losses.

Income from continuing operations includes net investment losses of $64 million (after tax and minority interest) in the second quarter of 2008 compared to net investment losses of $58 million (after tax and minority interest) in the comparable period of the prior year.

Consolidated revenues in the second quarter of 2008 amounted to $3.9 billion, compared to $3.5 billion in the comparable period of the prior year.

Six Months Ended June 30, 2008 Compared with 2007

The decline in income from continuing operations primarily reflects a decline in results at CNA, and the increased investment losses discussed below. These decreases were partially offset by improved results at Diamond Offshore, Boardwalk Pipeline, HighMount and Loews Hotels.

Income from continuing operations includes net investment losses of $93 million (after tax and minority interest) in the first half of 2008 compared to net investment gains of $17 million (after tax and minority interest) in the comparable period of the prior year. The 2007 investment gains included $92 million (after tax) related to a reduction in the Company’s ownership interest in Diamond Offshore from the conversion of Diamond Offshore’s 1.5% convertible debt into Diamond Offshore common stock.

Consolidated revenues in the first half of 2008 amounted to $7.5 billion, compared to $7.2 billion in the comparable period of the prior year.

# # #

At June 30, 2008, there were 436,267,871 shares of Loews common stock outstanding. During the three and six months ended June 30, 2008, as part of the Separation the Company acquired 93,492,857 shares of Loews common stock in exchange for 65,445,000 shares of Lorillard common stock. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

# # #

CONFERENCE CALLS

A conference call to discuss the second quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Monday, July 28, 2008. A live webcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 54392374.

A conference call to discuss the second quarter results of CNA has been scheduled for 10:00 a.m. EDT, Monday, July 28, 2008. A live webcast of the call will be available online at http://investor.cna.com. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (888) 778-8903, or for international callers, (913) 312-0378.

A conference call to discuss the second quarter results of Boardwalk Pipeline Partners, LP has been scheduled for 9:00 a.m. EDT, Monday, July 28, 2008. A live webcast of the call will be available online at the Boardwalk Pipeline website (www.bwpmlp.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (800) 295-4740, or for international callers, (617) 614-3925. The PIN number to access the call is 50323024.

A conference call to discuss the second quarter results of Diamond Offshore was held on Thursday, July 24, 2008. An online replay is available at the Diamond Offshore website (www.diamondoffshore.com).

# # #

ABOUT LOEWS CORPORATION

Loews Corporation, a holding company, is one of the largest diversified corporations in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 70% owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

# # #

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Financial Review

	June 30,
	Three Months		Six Months
	2008	2007	2008	2007
	(In millions, except per share data)

Revenues:
Insurance premiums	$1,774	$1,872	$3,586	$3,734
Net investment income	697	785	1,176	1,518
Investment gains (losses) (a)	(109)	(104)	(160)	10
Contract drilling revenues	937	636	1,707	1,226
Other	623	328	1,225	697
Total	3,922	3,517	7,534	7,185

Expenses:
Insurance claims & policyholders’ benefits	1,472	1,473	2,861	2,921
Contract drilling expenses	271	222	558	434
Other	1,072	975	2,146	1,920
Total	2,815	2,670	5,565	5,275

Income before income tax and minority interest	1,107	847	1,969	1,910

Income tax expense	340	256	593	592
Minority interest	256	169	456	335
Total	596	425	1,049	927

Income from continuing operations	511	422	920	983
Discontinued operations:
Results of operations	170	232	343	439
Gain on disposal (b)	4,282		4,362
Net income	$4,963	$654	$5,625	$1,422

Net income attributable to:
Loews common stock:
Income from continuing operations	$511	$422	$920	$983
Discontinued operations, net	4,348	91	4,494	180
Loews common stock	4,859	513	5,414	1,163
Carolina Group stock - Discontinued operations	104	141	211	259
	$4,963	$654	$5,625	$1,422

Income per share of Loews common stock:
Income from continuing operations	$1.00	$0.78	$1.77	$1.82
Discontinued operations, net	8.54	0.17	8.64	0.33
Diluted net income	$9.54	$0.95	$10.41	$2.15

Diluted net income per share of Carolina Group stock
- Discontinued operations	$0.96	$1.30	$1.95	$2.39

Weighted diluted number of shares:
Loews common stock	509.43	537.50	520.17	540.01
Carolina Group stock	108.60	108.56	108.60	108.54

(a)
Includes a gain of $142 ($92 after tax), for the six months ended June 30, 2007, related to a reduction in the Company’s ownership interest in Diamond Offshore from the conversion of Diamond Offshore’s 1.5% convertible debt into Diamond Offshore common stock.

(b)
Includes a tax-free non-cash gain of $4,287 related to the Separation for the three and six months ended June 30, 2008 and an after tax gain of $75 from the sale of Bulova Corporation for the six months ended June 30, 2008.

Loews Corporation and Subsidiaries
Additional Financial Information

	June 30,
	Three Months		Six Months
	2008	2007	2008	2007
	(In millions)
Revenues:
CNA Financial	$2,432	$2,608	$4,765	$5,146
Diamond Offshore	970	661	1,762	1,280
HighMount	201		390
Boardwalk Pipeline	206	159	419	349
Loews Hotels	105	100	202	195
Investment income, net	117	93	156	205
	4,031	3,621	7,694	7,175
Investment gains (losses):
CNA Financial	(111)	(139)	(162)	(160)
Corporate and other (a)	2	35	2	170
	(109)	(104)	(160)	10
Total	$3,922	$3,517	$7,534	$7,185

Income Before Taxes and Minority Interest:
CNA Financial	$367	$471	$684	$930
Diamond Offshore	590	351	995	660
HighMount	76		151
Boardwalk Pipeline	64	36	153	116
Loews Hotels	32	22	50	40
Investment income, net	117	93	156	205
Other (b)	(30)	(22)	(60)	(51)
	1,216	951	2,129	1,900
Investment gains (losses):
CNA Financial	(111)	(139)	(162)	(160)
Corporate and other (a)	2	35	2	170
	(109)	(104)	(160)	10
Total	$1,107	$847	$1,969	$1,910

Net Income:
CNA Financial	$227	$285	$427	$560
Diamond Offshore	194	118	330	225
HighMount	48		95
Boardwalk Pipeline (c)	28	16	67	55
Loews Hotels	19	14	30	25
Investment income, net	77	62	102	133
Other (b)	(18)	(15)	(38)	(32)
	575	480	1,013	966
Investment gains (losses):
CNA Financial	(65)	(81)	(94)	(93)
Corporate and other (a)	1	23	1	110
	(64)	(58)	(93)	17

Income from continuing operations	511	422	920	983
Discontinued operations, net (d)	4,348	91	4,494	180
Loews common stock	4,859	513	5,414	1,163
Carolina Group stock - Discontinued operations	104	141	211	259
Total	$4,963	$654	$5,625	$1,422

(a)
Includes a gain of $142 ($92 after tax), for the six months ended June 30, 2007, related to a reduction in the Company’s ownership interest in Diamond Offshore from the conversion of Diamond Offshore’s 1.5% convertible debt into Diamond Offshore common stock.

(b)	Consists primarily of corporate interest expense and other unallocated expenses.
(c)	Represents a 70.3%, 74.8%, 70.3% and 77.1% ownership interest in Boardwalk Pipeline for the respective periods.
(d)
Includes a tax-free non-cash gain of $4,287 related to the Separation for the three and six months ended June 30, 2008 and an after tax gain of $75 from the sale of Bulova Corporation for the six months ended June 30, 2008.